Exhibit 99.1

PRIMUS TELECOMMUNICATIONS DRAWS $17 MILLION CANADIAN

DOLLARS (“CAD”) FROM CREDIT FACILITY AND EXTENDS MATURITY DATE

McLEAN, VA. — (BUSINESS WIRE) — February 3, 2006 — PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) today announced that it’s wholly owned Canadian subsidiary has entered into an Amended and Restated Loan Agreement (the “Amended Agreement”) related to its existing secured non-revolving term loan facility with a Canadian financial institution. The Amended Agreement extended the maturity date for the facility to April 2008 from April 2007, reaffirmed the interest rate of 7.75%, altered selected financial covenants including reducing the minimum quarterly EBITDA requirement and increasing the allowable leverage ratio, reduced the maximum loan balance from $42 million CAD to $32 million CAD and established quarterly principal payments of $1 million CAD commencing in April 2007.

On February 1, 2006 PRIMUS drew the remaining $17 million CAD available under the Amended Agreement, which brings the total outstanding under the facility to $32 million CAD.

“The consummation of the Amended and Restated Loan Agreement provides PRIMUS with attractively priced funding for capital projects to grow its franchise in Canada, and affords the Company more flexibility through the maturity extension,” stated Thomas R. Kloster, Chief Financial Officer.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 250 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

Statements in this press release concerning liquidity and growth objectives constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Readers (1) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date these statements were made, (2) should be aware that we are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and (3) are encouraged and cautioned to consult the events and uncertainties that could impact such forward looking statements, which are included in the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, which we file with the Securities and Exchange Commission, as well as factors described in press releases and Current Reports on Form 8-K which we file with the Securities and Exchange Commission.

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Contact:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com